Exhibit 99.1

Datawatch Announces First Quarter 2016 Financial Results

Bedford, Mass.—January 27, 2016—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and visual analytics solutions, today announced that total revenue for its first quarter of fiscal 2016 ended December 31, 2015 was $7.06 million, an increase of 1% from revenue of $6.96 million in the first quarter of fiscal 2015. License revenue for the first quarter of fiscal 2016 was $3.15 million, a 1% decline from the $3.17 million recorded in the comparable quarter a year ago. Net loss for the first quarter of fiscal 2016 was ($3.96) million, or ($0.34) per diluted share, compared to a net loss of ($36.88) million, or ($3.31) per diluted share, for the year ago period, which included a $32 million non-cash charge for impairment of goodwill. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs, the Company’s non–GAAP net loss for its first quarter of fiscal 2016 was ($2.24) million, or ($0.19) per diluted share, compared to net loss of ($2.54) million, or ($0.23) per diluted share in the first quarter of fiscal 2015.

“In the first quarter of fiscal 2016, we continued to build momentum in penetrating the self-service data preparation market, adding 131 new customers for our market-leading Monarch data preparation solution, more than double rate of the previous quarter,” said Michael A. Morrison, president and chief executive officer of Datawatch. “At the same time, the business we typically see from our extensive Monarch base was lower than usual due to the timing of a few of the larger forecasted opportunities. We have implemented specific programs and initiatives targeted at the Monarch installed base to ensure the proper degree of focus on this important segment of our business. Furthermore, we continue to make significant progress with our powerful visualization platform, with its unique real-time capabilities, although the timing of larger visualization transactions can be difficult to predict.”

Mr. Morrison added, “We are capitalizing on our momentum in self-service data preparation by maintaining a rapid cycle of agile innovation with the release of Monarch v13.2 at the end of the December, which added significant new transformation and calculation capabilities, expanded data acquisition options and a more powerful engine and ‘just-in-time’ data preparation for large Big Data information sets. Our Monarch for data preparation solution is receiving excellent reviews from analysts and customers alike, and we are more encouraged than ever that our outstanding and highly differentiated solution is the best available to address this rapidly growing market and its business requirements.”

James L. Eliason, chief financial officer, commented, “Our balance sheet at the end of our first fiscal quarter remains strong, with our deferred license revenue up nearly 200% year over year, aided by the new subscription pricing model we instituted in Q3 of our last fiscal year, and the growing new customer ‘lands’ for self-service data preparation. We continue to be prudent in our investments, as reflected in our sequentially flat operating expenses, and we expect to maintain our targeted investment philosophy this year at approximately the same pace for the remainder of the fiscal year.”

First Quarter 2016 Business Highlights

•	Datawatch extended its leadership in the financial services industry with more than 40 firms adopting Monarch for self-service data preparation, including Wells Fargo, Cigna, SunGard, China Construction Bank, Zurich North America, Bank of America and Citizens Financial Group.

•	Imagine Software, an award-winning provider of real-time portfolio, risk management and regulatory solutions for financial firms, entered into an OEM agreement to embed Datawatch’s real-time visualization software in its platform.

•	Datawatch entered into an exclusive partnership with DFOCUS, a Korea-based IT consulting and services provider founded by former PwC consultants, to bring Datawatch technology to the Korean market. DFOCUS has expertise with data preparation, visualization and Big Data solutions, and its customers include brand names such as Samsung, Hyundai and Allianz.

•	The Marbridge Foundation, a non-profit residential community for adults with cognitive challenges, was awarded the 2015 Ventana Research Business Technology Leadership Award for its use of Datawatch’s self-service data preparation software to meet regulatory reporting requirements under the Affordable Care Act.

First Quarter 2016 Financial Highlights

•	Cash and short-term investments were $33.02 million at December 31, 2015, down 6% from $35.16 million at September 30, 2015 and down 24% from $43.19 million at December 31, 2014.

•	Gross margin (excluding IP amortization expense) for the first quarter of fiscal 2016 was 89%, an increase from 85% in the first quarter of fiscal 2015.

•	Days sales outstanding were 78 days at December 31, 2015, compared to 81 days at December 31, 2014.

•	There were 4 six-figure deals in the first quarter this fiscal year, the same as in the first quarter of fiscal 2015.

•	The average deal size in the first quarter of fiscal 2016 was $29,000, compared to $36,000 in the first quarter of fiscal 2015.

Conference Call

Datawatch’s first quarter of fiscal year 2016 earnings conference call will take place on Thursday, January 28, 2016 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=174613. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 90 days at the same location.

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of every size worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila, and with partners and customers in more than 100 countries worldwide.  See how Datawatch can help you by downloading a free version at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Erin Hoesly

Datawatch Corporation

Erin_Hoesly@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

© 2016 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2015	2014

REVENUE:
Software licenses	$3,147	$3,175
Maintenance	3,602	3,409
Professional services	306	377
Total revenue	7,055	6,961

COSTS AND EXPENSES:
Cost of software licenses	689	861
Cost of maintenance and services	598	892
Sales and marketing	5,748	7,988
Engineering and product development	1,827	2,523
General and administrative	2,234	2,141
Impairment of goodwill and long lived intangible assets	-	32,009
Total costs and expenses	11,096	46,414

LOSS FROM OPERATIONS	(4,041)	(39,453)
Other income (expense)	(24)	9

LOSS BEFORE INCOME TAXES	(4,065)	(39,444)
Income tax benefit	101	2,568

NET LOSS	$(3,964)	$(36,876)

Net loss per share - Basic	$(0.34)	$(3.31)
Net loss per share - Diluted	$(0.34)	$(3.31)
Weighted Average Shares Outstanding - Basic	11,635	11,136
Weighted Average Shares Outstanding - Diluted	11,635	11,136

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(3,964)	$(36,876)
Add-back Impairment of Goodwill & Long-Lived Assets	-	32,009
Add-back Amortization of Intangibles & IP	572	580
Add-back Share-Based Compensation	1,023	1,741
Add-back Severance	134	10
Subtotal of additions	1,729	34,340
Net (Loss) Income (non-GAAP)	$(2,235)	$(2,536)
Net (loss) income per share - Basic	$(0.19)	$(0.23)
Net (loss) income per share - Diluted	$(0.19)	$(0.23)
Weighted Average Shares Outstanding - Basic	11,635	11,136
Weighted Average Shares Outstanding - Diluted	11,635	11,136

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	December 31,	September 30,
	2015	2015

Cash and cash equivalents	$33,023	$35,162
Accounts receivable, net	5,107	7,081
Prepaid expenses and other current assets	2,274	2,013
Total current assets	40,404	44,256

Property and equipment, net	954	614
Intangible and other assets, net	13,302	14,061

	$54,660	$58,931

Accounts payable and accrued expenses	$3,193	$4,202
Deferred revenue - current portion	8,427	8,452
Deferred tax liability- current portion	-	274
Total current liabilities	11,620	12,928

Other long-term liabilities	378	461
Total long-term liabilities	378	461

Total shareholders' equity	42,662	45,542

	$54,660	$58,931

Use of Non-GAAP Financial Information

We define non-GAAP income (loss) from operations as U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) operating loss plus non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs and severance costs. We discuss non-GAAP income (loss) from operations in our quarterly earnings releases and certain other communications as we believe non-GAAP income (loss) from operations is an important measure that is not calculated according to U.S. GAAP. We use non-GAAP income (loss) from operations in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP income (loss) from operations assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP income (loss) from operations is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP income (loss) from operations financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The table above entitled “Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items” reconciles the Company’s U.S. GAAP income (loss) from operations to the Company’s non-GAAP income (loss) from operations.